Contact:	Contact:
Mary Coleman	Lippert/Heilshorn & Associates
Savient Pharmaceuticals, Inc.	Anne Marie Fields
information@savient.com	afields@lhai.com
(732) 418-9300	(212) 838-3777
FOR IMMEDIATE RELEASE
Savient Pharmaceuticals Reports Fourth Quarter and Year End 2006 Results
Company Ends Year with Strong Financial Position to Advance Puricase® Through
Clinical Development To Commercialization
Puricase Development on Target for Reporting Phase 3 Top Line Results by End of 2007
EAST BRUNSWICK, N.J. — March 13, 2007 — Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three months and year ended December 31, 2006. The Company ended the fourth quarter with a net loss of $8.8 million, or $0.17 per share on total revenues of $8.2 million. The Company ended the year with net income of $60.3 million of which $61.8 million resulted from a $56.5 million net gain after taxes on the sale of its subsidiary, Rosemont Pharmaceuticals in August 2006, coupled with Rosemont’s operating income prior to the sale. Net income per share was $1.03 on total revenues of $47.5 million.
“In 2006 we completed the repositioning of the Company for the future, a process we started a little more than two years ago,” stated Christopher Clement, President and Chief Executive Officer. “During the past year, we completed a series of divestitures of business assets that did not fit into our strategic plan, repurchased 10 million shares of our common stock and significantly enhanced our financial resources to fully support the continued development of Puricase in 2007 and beyond. We believe Puricase will be the major driver in the success of our business and during the past year, we significantly advanced the development of this unique drug. In May, we initiated our Phase 3 clinical trials in treatment-failure gout patients and last week we announced, on schedule, the completion of patient enrollment into these trials.” Mr. Clement continued, “The approval of Oxandrin® generics in December was an eventuality we anticipated and planned for, and while it will result in a significant reduction in our future revenue and cash flow, it will be offset somewhat by our partnership with Watson Pharmaceuticals on the sale and distribution of an authorized generic version of Oxandrin. Despite the impact of generic competition, our strengthened balance sheet of $179.4 million cash on hand and short-term investments at December 31, 2006 will allow us to advance the development of Puricase through clinical development, BLA filing and commercialization.”
“During 2006, we also focused on and successfully addressed our previously reported internal control deficiencies which I am pleased to report that we have remediated all of our material weaknesses as of December 31, 2006 and we will certify in our 2006 Form 10-K that our internal controls over financial reporting are effective. This is a significant accomplishment for this organization as we position the Company for future success,” stated Mr. Clement.
Total revenues for the fourth quarter of 2006 were $8.2 million, compared with $13.2 million for the fourth quarter of 2005, a decrease of $5.0 million, or 38%. In December 2006, Oxandrin, the Company’s product for the treatment of weight gain following involuntary weight loss related to disease or medical condition, began competing against generic competition. To mitigate some of the financial impact of the generic competition, the Company launched an authorized generic version of Oxandrin through a distribution agreement with Watson Pharmaceuticals and discontinued its sales and marketing efforts on the branded product. Product sales of Oxandrin for the fourth quarter of 2006 were $7.8 million, compared with $12.0 million for the same period in 2005. The $4.2 million reduction in product sales resulted from wholesaler purchases in the third quarter in speculation of a potential price increase thereby reducing the fourth quarter demand, the impact of the generic competition in the quarter and product reserves recorded based on estimated future product returns.
Cost of sales for the fourth quarter of 2006 was $4.9 million, compared with $1.1 million for the fourth quarter of 2005, an increase of $3.8 million. In the fourth quarter of 2006, the Company recorded inventory reserves of $2.6 million for Oxandrin raw material and finished goods based on estimated demand and expiration dating, due to generic competition and $2.0 million in future purchase commitments for Oxandrin raw materials which, based on estimated future demand, will not be utilized.
Research and development expenses for the fourth quarter of 2006 were $8.5 million, compared with $3.8 million for the fourth quarter of 2005, an increase of $4.7 million. The increase in the fourth quarter of 2006 over the same period in 2005 was primarily due to the initiation in May 2006 of the Company’s Phase 3 clinical trials for Puricase and the expenses related to the validation of manufacturing processes at our contract manufacturer in preparation for a BLA filing for Puricase. The Company announced last week the completion of the patient enrollment of these Phase 3 clinical trials. Top line results from the study will be reported in the fourth quarter of this year.
Selling and marketing expenses for the fourth quarter of 2006 were $3.2 million, compared with $3.9 million for the fourth quarter of 2005, a decrease of $0.7 million. This reduction in selling and marketing expenses was primarily due to a reduction in Oxandrin promotion and marketing activities and lower sales force expenses due to the reduction in our sales force that occurred in late 2005. Additionally, in January 2007, because of generic competition, the company ceased its promotional activities related to Oxandrin and terminated its remaining sales force.
General and administrative expenses for the fourth quarter of 2006 were $4.7 million, compared with $6.9 million for the fourth quarter of 2005, a decrease of $2.2 million. The reduction in general and administrative expenses in the fourth quarter of 2006 was primarily due to lower accounting and consulting expenses including Sarbanes-Oxley compliance work and a reduction in legal consulting activities.
As a result of the generic Oxandrin competition in the fourth quarter of 2006, the company recorded sales and inventory reserves totaling $5.0 million which negatively impacted the fourth quarter and year-to-date 2006 operating results. The Company reported a loss from continuing operations for the fourth quarter of 2006 of $9.4 million, including the $5.0 million reserves, compared with income from continuing operations for the fourth quarter of 2005 of $8.0 million. For the fourth quarter of 2006, the net loss per basic and diluted share from continuing operations was $0.18 compared with a net income per basic and diluted share from continuing operations of $0.13 for the fourth quarter of 2005.
The Company ended the year with $179.4 million in cash and short-term investments, an increase of $104.0 million over the December 31, 2005 year-end balance. Cash and short-term investments decreased in the fourth quarter of 2006 from September 30, 2006 by $19.5 million, $20.5 million of which was due to an estimated tax payment on the gain from the sale of Rosemont.
CONFERENCE CALL
Savient will host a live web cast to review fourth quarter 2006 results on March 14, 2007 at 10:00 a.m. EST. Both the live and archived web cast can be accessed from the Investor Relations page of Savient’s website at www.savientpharma.com. A digital recording of the web cast will be available following the conclusion of the call and will be archived for thirty days. To access the recording, use the Dial-In Number and the Conference ID listed below.

Dial: (800) 642-1687 (domestic) or (706) 645-9291 (international)
Conf ID: 1299827
ABOUT SAVIENT PHARMACEUTICALS, INC.
Savient Pharmaceuticals is a specialty biopharmaceutical company engaged in developing, manufacturing and marketing pharmaceutical products that target unmet medical needs in both niche and broader markets. The Company’s product development candidate, Puricase® for treatment failure gout, has reported positive Phase 1 and 2 clinical data; patient dosing in Phase 3 clinical studies began in June 2006 with patient enrollment completed in March 2007. Savient’s experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late-stage compounds and exploring co-promotion and co-development opportunities that fit the Company’s expertise in specialty pharmaceuticals and biopharmaceuticals with an initial focus in rheumatology. Savient also distributes Oxandrin® (oxandrolone tablets, USP) C III in the U.S. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc. Further information on Savient can be accessed by visiting: www.savient.com.
FORWARD-LOOKING LANGUAGE
This news release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond Savient’s control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about Savient’s business and the biopharmaceutical and specialty pharmaceutical industries in which Savient operates. Such risks and uncertainties include, but are not limited to, Savient’s stock price and market conditions, delay or failure in developing Puricase® (PEG-uricase) and other product candidates, difficulties of expanding Savient’s product portfolio through in-licensing, introduction of generic competition for Oxandrin® fluctuations in buying patterns of wholesalers, potential future returns of Oxandrin or other products, Savient’s continuing to incur substantial net losses for the foreseeable future, difficulties in obtaining financing, potential development of alternative technologies or more effective products by competitors, reliance on third-parties to manufacture, market and distribute many of Savient’s products, economic, political and other risks associated with foreign operations, risks of maintaining protection for Savient’s intellectual property, risks of an adverse determination in ongoing or future intellectual property litigation, and risks associated with stringent government regulation of the biopharmaceutical industry. Savient may not actually achieve the plans, intentions or expectations disclosed in Savient’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that Savient makes. Stockholders should not place undue reliance on the forward-looking statements, which speak only as to the date of this press release. Savient’s forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that Savient may make. Except as required by law, Savient does not assume any obligation to update any forward-looking statements.
SVNT-I
(Tables To Follow)
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SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	December 31,	December 31,
	2006	2005
Assets:
Current Assets:
Cash, cash equivalents and short-term investments	$179,396	$75,372
Accounts receivable, net	3,517	11,716
Note receivable	644	6,635
Inventories, net	4,203	9,419
Prepaid expenses and other current assets	7,098	2,721

Total current assets	194,858	105,863
Non-current assets:
Property and equipment, net	1,139	6,144
Goodwill	—	40,121
Other intangibles, net	—	67,638
Other assets	1,896	2,925

Total assets	$197,893	$222,691

Liabilities And Stockholders’ Equity:
Current Liabilities:
Accounts payable	$4,552	$5,745
Deferred revenues	416	—
Other current liabilities	15,196	15,121

Total current liabilities	20,164	20,866
Other liabilities	43	—
Deferred income taxes	—	20,431
Commitments and contingencies Stockholders’ Equity:
Preferred stock — $.01 par value 4,000,000 shares authorized; no shares Issued	—	—
Common stock — $.01 par value 150,000,000 shares authorized; issued and outstanding 52,309,000 in 2006; 61,523,000 in 2005	523	615
Additional paid in capital	189,496	221,622
Deferred compensation	—	(686)
Accumulated deficit	(14,316)	(41,519)
Accumulated other comprehensive income	1,983	1,362
Total stockholders’ equity	177,686	181,394

Total liabilities and stockholders’ equity	$197,893	$222,691

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Product sales, net	$8,199	$12,673	$47,351	$48,043
Other revenues	31	511	163	1,452

	8,230	13,184	47,514	49,495

Cost and expenses:
Cost of goods sold	4,936	1,107	8,506	5,252
Research and development	8,479	3,772	21,412	16,980
Selling and marketing	3,200	3,938	10,683	14,774
General and administrative	4,653	6,918	23,913	21,875
Commissions and royalties	—	1,312	5	5,094

	21,268	17,047	64,519	63,975

Operating loss from continuing operations	(13,038)	(3,863)	(17,005)	(14,480)
Investment income, net	2,607	528	7,233	776
Other income, net	64	11,465	8,333	13,381

Income (loss) from continuing operations before income taxes	(10,367)	8,130	(1,439)	(323)
Income tax expense (benefit)	(1,001)	143	25	146

Income (loss) from continuing operations	(9,366)	7,987	(1,464)	(469)

Income from discontinued operations, net of income taxes (includes gain (loss) on sale of discontinued operations)	602	855	61,789	6,437

Net income (loss)	$(8,764)	$8,842	$60,325	$5,968

Earnings (loss) per common share from continuing operations:
Basic	$(0.18)	$0.13	$(0.03)	$(0.01)

Diluted	$(0.18)	$0.13	$(0.03)	$(0.01)

Earnings per common share from discontinued operations:
Basic	$0.01	$0.02	$1.06	$0.11

Diluted	$0.01	$0.01	$1.06	$0.11

Earnings (loss) per common share:
Basic	$(0.17)	$0.15	$1.03	$0.10

Diluted	$(0.17)	$0.14	$1.03	$0.10

Weighted average number of common and common equivalent shares:
Basic	51,774	60,130	58,538	60,837

Diluted	51,774	61,743	58,538	60,837